Exhibit 5.1

December 28, 2023

Gold Royalty Corp.

Suite 1830, 1030 West Georgia Street

Vancouver, British Columbia

Canada V6E 2Y3

Dear Sirs / Mesdames:

Re: Gold Royalty Corp. – Registration Statement on Form F-3

We have acted as Canadian counsel to Gold Royalty Corp. (the “Corporation”), a corporation incorporated under the laws of Canada, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) of the Corporation filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, relating to the resale of up to 21,052,632 common shares (the “Initial Debenture Shares”), up to 1,804,511 additional common shares (the “Special Conversion Shares”) and the additional common shares that may be issuable, at the Corporation’s option, as payment on interest (the “Interest Shares”, and together with the Initial Debenture Shares and the Special Conversion Shares, the “Debenture Shares”) on certain 10.0% unsecured convertible debentures of the Corporation issued on December 15, 2023 (the “Debentures”) pursuant to a trust indenture between the Corporation and Odyssey Trust Company, as trustee, dated as of December 15, 2023 (the “Indenture”).

In so acting, we have examined copies of the Registration Statement, including the prospectus contained therein, the Indenture and the certificates representing the Debentures, as well as the following documents (collectively, the “Corporate Documents”): (i) the Corporation’s Articles of Incorporation and by-laws; (ii) records of the Corporation’s corporate proceedings in connection with the Debentures and the transactions referred to in the Registration Statement; and (iii) a certificate of an officer of the Corporation with respect to certain factual matters. We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing this opinion.

In examining all documents and in providing our opinion, we have assumed: (i) the authenticity of all records, documents and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Corporation and other persons on which we have relied for purposes of this opinion are true and correct; (vi) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Debenture Shares; (vii) there is no foreign law that would affect the opinion expressed herein; (viii) the Indenture constitutes a valid and binding obligation on the parties thereto (other than the Corporation); and (ix) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations expressed herein, we are of the opinion that the Debenture Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation when issued in accordance with their terms and the terms of the Indenture.

Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed, any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinion herein expressed is given and effective as of the date hereof and we undertake no duty to update or supplement such opinion to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

/s/ SANGRA MOLLER LLP

SANGRA MOLLER LLP